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                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-39642
                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 7, 2000)
                                  $258,750,000
                             AMKOR TECHNOLOGY, INC.
      5% Convertible Subordinated Notes due 2007 (the "Convertible Notes")
                                      and
       the Common Stock Issuable Upon Conversion of the Convertible Notes
                           -------------------------
     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5% Convertible Subordinated Notes due 2007 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the Convertible Notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 7, 2000, including the supplement dated September 8, 2000 and any amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.
     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                           PRINCIPAL AMOUNT AT   PERCENTAGE     NUMBER OF
                                               MATURITY OF           OF         SHARES OF
                                            CONVERTIBLE NOTES    CONVERTIBLE   COMMON STOCK   PERCENTAGE OF
                                           BENEFICIALLY OWNED       NOTES      THAT MAY BE     COMMON STOCK
                   NAME                     THAT MAY BE SOLD     OUTSTANDING     SOLD(1)      OUTSTANDING(2)
                   ----                    -------------------   -----------   ------------   --------------
CALAMOS(R) Convertible Fund -- CALAMOS(R)
  Investment Trust........................   $ 1,615,000.00        0.62415%       28,165         0.01854%
CALAMOS(R) Convertible Growth and Income
  Fund -- CALAMOS(R) Investment Trust.....       445,000.00        0.17198         7,761         0.00511
CALAMOS(R) Global Convertible Fund --
  CALAMOS(R) Investment Trust.............       105,000.00        0.04058         1,831         0.00121
Granville Capital Corporation.............               --             --            --              --
J.P. Morgan Securities, Inc. .............     8,500,000.00        3.28502       148,239         0.09752
Lehman Brothers Inc.......................     5,450,000.00        2.10628        95,047         0.06255
Louisiana Workers' Compensation
  Corporation.............................       200,000.00        0.07729         3,488         0.00230
Morgan Stanley & Co.......................     6,238,000.00        2.41082       108,790         0.07159
TCW Group, Inc............................    20,230,000.00        7.81836       352,808         0.23179

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(1) Assumes conversion of all of the Convertible Notes at a conversion price of
    $57.34 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,854,251 shares of the common stock outstanding as of September 25, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.
     We prepared this table based on the information supplied to us on or before September 26, 2000 by the selling securityholders named in the table.

               The date of this prospectus is September 27, 2000.